As filed with the Securities and Exchange Commission on April 12, 2016.

Registration No. 333-210689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INTELLIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	36-4785571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

130 Brookline Street, Suite 201

Cambridge, MA 02139

(857) 285-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nessan Bermingham, Ph.D.

Founder, President and Chief Executive Officer

130 Brookline Street, Suite 201

Cambridge, Massachusetts 02139

(857) 285-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur R. McGivern, Esq. William D. Collins, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	José E. Rivera, Esq. Chief Operating Officer and Chief Legal Officer Intellia Therapeutics, Inc. 130 Brookline Street, Suite 201 Cambridge, Massachusetts 02139 (857) 285-6200	Peter N. Handrinos, Esq. Brandon J. Bortner, Esq. Latham & Watkins LLP John Hancock Tower 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer (Do not check if a smaller reporting company)	☒	Smaller Reporting Company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Intellia Therapeutics, Inc. has prepared this Amendment No.1 to the Registration Statement on Form S-1 (File No. 333-210689), which was filed with the Securities and Exchange Commission on April 11, 2016 (“Registration Statement”), solely for the purpose of filing Exhibits 4.2 and 10.12 to the Registration Statement and making corresponding updates to Item 16 and the Exhibit Index. This Amendment No.1 does not modify any provision of the Prospectus that forms Part I of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be Paid

SEC registration fee		$12,084
FINRA filing fee		*
NASDAQ Global Market listing fee		*
Printing and mailing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation to be in effect upon the closing of this offering and bylaws to be in effect upon the effectiveness of this registration statement that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us in the past three years. No underwriters were involved in the sales and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(a)	Reorganization

On August 20, 2015, Intellia Therapeutics, LLC, a Delaware limited liability company, merged with and into Intellia Therapeutics, Inc., a Delaware corporation. We refer to the series of transactions related to Intellia Therapeutics, LLC’s merger with and into us as the Reorganization. As a result of the Reorganization, incentive units of Intellia Therapeutics, LLC were converted into shares of our common stock; Common Units of Intellia Therapeutics, LLC were converted into shares of our Founder Stock; Junior Preferred Units of Intellia Therapeutics, LLC were converted into shares of our Junior Preferred Stock; Class A-1 Preferred Units of Intellia Therapeutics, LLC were converted into shares of our Series A-1 Preferred Stock; and Class A-2 Preferred Units of Intellia Therapeutics, LLC were converted into shares of our Series A-2 Preferred Stock. The Reorganization was effected pursuant to an Agreement and Plan of Merger between Intellia Therapeutics, LLC and Intellia Therapeutics, Inc. and did not constitute a sale for purposes of the Securities Act.

(b)	Sales of Securities

The following list sets forth information regarding all unregistered securities sold by us since our inception on May 7, 2014.

1.	On June 19, 2014, we issued and sold 1,000 shares of our common stock, or the Atlas Common Shares, to Atlas Venture Fund IX, L.P., or Atlas Venture Fund IX, for aggregate consideration of $0.1 million.

2.	On July 16, 2014, Intellia Therapeutics, LLC issued and sold preferred securities since converted into an aggregate of 2,857,142 shares of our Series A-1 Preferred Stock to Atlas Venture Fund IX in exchange for $2.9 million in cash and the Atlas Common Shares.

3.	On July 16, 2014, Intellia Therapeutics, LLC issued preferred securities since converted into 8,110,599 shares of our Junior Preferred Stock to Caribou Therapeutics Holdco, LLC, a holding company owned and managed by Caribou Biosciences, Inc., or Caribou. In exchange for such shares, Caribou Therapeutics Holdco, LLC contributed to Intellia Therapeutics, LLC all of its membership interests of Intellia, LLC, a holding company that was the original party to a license agreement with Caribou, dated July 16, 2014.

4.	On July 31, 2014, Intellia Therapeutics, LLC issued to Atlas Venture Fund IX preferred securities since converted into an aggregate of 946,237 shares of founder stock as of August 31, 2015.

5.	Between September 17, 2014 and January 28, 2015, in connection with a preferred securities financing, Intellia Therapeutics, LLC issued to Atlas Venture Fund IX and Novartis Institutes for Biomedical Research, Inc., or Novartis, in a series of closings, preferred securities since converted into an aggregate of 5,714,287 shares of our Series A-1 Preferred Stock and 3,999,999 shares of our Series A-2 Preferred Stock for aggregate consideration of $6.0 million and $6.0 million, respectively.

6.	On August 20, 2015, we issued and sold an aggregate of 13,336,601 shares of our Series B Preferred Stock to 28 accredited investors at a per share purchase price of $5.25 for aggregate gross consideration of $70.0 million.

7.	Between July 31, 2014 and July 31, 2015, Intellia Therapeutics, LLC issued to certain of our employees, consultants and scientific advisory board members equity representing an aggregate of 4,349,919 shares of restricted common stock and 1,351,763 shares of our founder stock, in each case as of August 31, 2015, in exchange for their services to us.

8.	Between September 22, 2015 and April 1, 2016, we issued to certain of our employees and a director options to purchase an aggregate of 4,538,076 shares of our common stock, in exchange for their services to us.

We deemed the offers, sales and issuances of the securities described in paragraphs (1) through (6) above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the issuances of our common stock and our founder stock described in paragraph (7) and options to purchase shares of our common stock in paragraph (8) to be exempt from registration under the Securities Act either in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701, or in reliance on Section 4(a)(2), as transactions by an issuer not involving a public offering. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a)	The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(c)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 12th day of April, 2016.

INTELLIA THERAPEUTICS, INC.

By:	/s/ Nessan Bermingham
Nessan Bermingham, Ph.D. Founder, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Nessan Bermingham Nessan Bermingham, Ph.D.	Founder, President, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2016

* Sapna Srivastava, Ph.D.	Chief Financial and Strategy Officer (Principal Financial Officer)	April 12, 2016

* Nicole Heifner	Chief Accounting Officer (Principal Accounting Officer)	April 12, 2016

* Caroline Dorsa	Director	April 12, 2016

* Jean François Formela, M.D.	Director	April 12, 2016

* Carl L. Gordon, Ph.D.	Director	April 12, 2016

* Rachel Haurwitz, Ph.D.	Director	April 12, 2016

* John M. Leonard, M.D.	Chief Medical Officer and Director	April 12, 2016

* Pursuant to Power of Attorney

By:	/s/ Nessan Bermingham
Nessan Bermingham, Ph.D.

EXHIBIT INDEX

Exhibit No.	Exhibit Index

1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect

3.2**	Form of Second Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

3.3**	Amended and Restated By-laws of the Registrant, as currently in effect

3.4**	Form of Second Amended and Restated By-laws (to be effective upon the effectiveness of this registration statement)

4.1**	Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated August 20, 2015

4.2	Amendment No. 1 to Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated April 11, 2016

5.1*	Opinion of Goodwin Procter LLP

10.1#*	2015 Amended and Restated Stock Option and Incentive Plan and forms of award agreements thereunder

10.2#**	Senior Executive Cash Incentive Bonus Plan

10.3†**	License Agreement dated as of July 16, 2014 by and between the Registrant (as successor in interest of Intellia Therapeutics, LLC) and Caribou Biosciences, Inc.

10.4†**	Services Agreement dated as of July 16, 2014 by and between the Registrant (as successor in interest of Intellia Therapeutics, LLC) and Caribou Biosciences, Inc.

10.5†**	License and Collaborative Research Agreement dated as of December 18, 2014 by and between the Registrant and Novartis Institutes for BioMedical Research, Inc.

10.6*	Form of Indemnification Agreement

10.7**	Lease Agreement, by and between the Registrant and MIT 130 Brookline LLC, dated as of October 21, 2014

10.8**	Lease Agreement, by and between the Registrant and BMR-Sidney Research Campus LLC, dated as of January 6, 2016

10.9#*	2016 Employee Stock Purchase Plan

10.10†**	Amendment No. 1 to License Agreement dated as of February 2, 2016, by and between the Registrant and Caribou Biosciences, Inc.

10.11†**	Addendum to License Agreement dated as of February 2, 2016, by and between the Registrant and Caribou Biosciences, Inc.

10.12†	License and Collaboration Agreement dated as of April 11, 2016 by and between the Registrant and Regeneron Pharmaceuticals, Inc.

10.13*	Form of Common Stock Purchase Agreement between the Registrant and Regeneron Pharmaceuticals, Inc.

16.1**	Letter from PricewaterhouseCoopers LLP dated December 22, 2015

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

*	To be included by amendment
**	Previously submitted.
†	Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.
#	Indicates a management contract or any compensatory plan, contract or arrangement